Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Vertex Interactive, Inc. (the "Company") of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated December 10, 2004, except as noted therein, on the consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of and for the years ended September 30, 2004 and 2003, which report appears in the Annual Report on Form 10-K for the year ended September 30, 2004 previously filed by the Company.

/s/ J.H. COHN LLP

Roseland, New Jersey
February 9, 2005